Exhibit 10.1
This AGREEMENT made this 1st day of August, 2008.

BETWEEN	CLEARANT, INC. with offices located at 1801 Avenue of the Stars Suite 435 Los Angeles, California 90067 (Hereinafter referred to as “CLRA”
OF THE FIRST PART
AND
CAMERON & ASSOCIATES CORPORATE FINANCE, INC. with Offices located at # 1140-1185 West Georgia Street, Vancouver, B.C. V6E 4E6 (Hereinafter referred to as “C&A”
OF THE SECOND PART
WHEREAS:
A.	CLRA wishes to retain C&A to prepare a high level Corporate Strategic Plan that establishes strategies and tactics for business development, capitalization, investor relations, government relations and corporate strategic relationships.
B.	CLRA wishes to retain C&A to assist in securing the working capital required to fund the company through to positive cash flow, acquire a tissue bank, fund R&D, and persuade the FDA to mandate the CLRA technology.
C.	C&A agrees to provide its services to CLRA

WITNESSETH THAT IN CONSIDERATION OF the premises and the mutual covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:
APPOINTMENT
1.	CLRA hereby appoints C&A to provide CLRA with the services and scope of work referred to in this agreement.
2.	C&A will, in the performance of its services, rely exclusively upon the information and representations provided by CLRA.
SPECIFIC SERVICES
Upon the approval and direction of the CLRA CEO C&A will perform the following. C&A will provide the CLRA CEO regular updates with the progress of the following:
1.	C&A will prepare a high level Corporate Strategic Plan that establishes the strategies and tactics required to support a high growth business plan,
2.	C&A will assist in raising working capital through CenterPointe Investments, Inc. hereafter referred to as (CPII) as well as from existing and new shareholders. All funds raised in this round will be raised on the terms and conditions contained in the CPII term sheet. Investors can either invest through CPII or directly into CLRA as long as CPII is credited with the transaction.
3.	C&A, in addition to the CPII financing, will assist CLRA in securing and/or renegotiating short term financing instruments including bank lines of credit, inventory financing and sub-debt.
4.	C&A will assist CLRA with the regulatory compliance and filing requirements associated with financings, investor relations programs, acquisitions and major transactions.
5.	C&A will prepare a Investment Relations Strategy and Budget that distributes news of the CLRA commercial accomplishments and potential to brokers, analysts and market makers resulting in a stock price that equates to the economic health and potential of the company and creates the conditions in which CLRA can complete major financings without the crippling dilution that can destroy shareholder value.
6.	C&A will be engaged to assist in providing access to the key officials and decision makers in the national political and governmental system with the objective of convincing the FDA to mandate the CLRA technology. In addition, C&A will assist in the sourcing of additional Board of Director members that will help CLRA convince the scientific, business, political, regulatory and investment communities to trust and support the company.

7.	C&A will in the provision of these service to CLRA work closely with its CEO to produce strategic reports that will achieve execution of all material corporate plans for the enterprise, including but not limited to an formal Executive Summary outlining the financial model for growth, the acquisition plans to achieve market penetration and the introduction of new key advisors to ensure that the CLRA process becomes recognized as the standard for tissue sterilization.
RENUMERATION & EXPENSES
1.	Commencing August 1st, 2008 CLRA will retain C&A for an initial term of three (3) months. The fee shall be paid as to $10,000 cash. This agreement may be extended at the written mutual agreement of both parties.
2.	CLRA agrees to reimburse C&A expenses for air travel, rental car, hotel, meals, cell phone and personal car use based on the IRS approved mileage rate and provided that all trips are approved in advance by the President and CEO of CLRA.
3.	If C&A is instrumental in introducing and closing a deal between CLRA and a major strategic investor or distributor, CLRA will pay C&A a bonus equal to the greater of 10 % of invested capital or 10 % of first years estimated sales. In the event that CLRA terminates C&A it will be entitled to be paid bonuses for all companies it introduced to CLRA while the contract was in force for twelve months after the termination date. In no event will CLRA be required to pay fees totaling more than 10% or multiple parties a fee (i.e. if more than one party is owed a fee, the total fee owed will not be greater than 10%).
TERMINATION
1.	Either party can terminate this agreement at any time for any reason after 3 months by thereafter providing 3 days written notice therefore
2.	In the event CLRA closes a company introduced within twelve months after Termination ( as referred to in 3.0 above) the bonus will be deducted from the proceeds upon closing and immediately paid to C&A.

NOTICE
1.	Any notice to be given by either party to the other shall be considered to be well and sufficiently given if delivered in person by mail or sent by Registered mail, postage prepaid, to the addresses of the parties hereto following:

If to CLRA	Clearant, Inc. 1801 Avenue of the Stars Suite 435 Los Angeles, California 90067 Attention: President & CEO Mr. John Garfield

If to C&A	Cameron & Associates Corporate Finance, Inc. # 1140 — 1185 West Georgia Street Vancouver, B.C. V6E 4E6 Canada Attention: President & CEO Mr. Brian Cameron
or to such other address or addresses as the parties hereto may notify to the other from time to time in writing. Such notice shall be deemed to have been given at the time of delivery, if delivered in person, or forty-eight hours from the date of posting in a post office in Vancouver, B.C. Canada and/or Los Angeles, California.
2.	This Agreement may not be assigned by either party.
3.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF the duly authorized parties hereto evidence their acceptance of the terms and conditions of this agreement by signing in the signature block provided below.
Signed by:

Clearant, Inc.
1801 Avenue of the Stars
Suite 435
Los Angeles, California 90067

/s/ Jon Garfield
Mr. Jon Garfield CEO

Date:	8/1/08

Signed By:

Cameron & Associates Corporate Finance, Inc.
# 1140 – 1185 West Georgia Street
Vancouver, B.C. V6E 4E6

/s/ Brian Cameron
Mr. Brian Cameron President and CEO

Date:	8/1/08